                  AMENDMENT TO THE PRINCIPAL UNDERWRITING AGREEMENT

This amendment, dated as of March 30, 1998 (this "Amendment"), to a certain Principal Underwriting Agreement effective on the 30th day of April, 1995 (the "Original Agreement"), is executed by and between LINCOLN NATIONAL LIFE INSURANCE COMPANY ("Lincoln National"), a life insurance company organized under the laws of the State of Indiana, on behalf of itself and LINCOLN NATIONAL FLEXIBLE PREMIUM VARIABLE LIFE ACCOUNT J ("Separate Account"), a separate account established by Lincoln National pursuant to the Indiana Insurance Code, and AMERICAN FUNDS DISTRIBUTORS, INC. ("AFD"), a corporation organized under the laws of the State of California (collectively, the "Parties"). Unless otherwise specifically provided, this Amendment shall be effective as of September 1, 1997.


                                     WITNESSETH:

WHEREAS, the Original Agreement, as amended, provides for AFD to serve as principal underwriter for certain flexible premium variable life insurance policies defined more fully therein and marketed under the name "American Legacy Variable Life" (the "Policies"); and

WHEREAS, the Original Agreement contains certain exclusivity provisions in
Section 18 that the Parties desire to eliminate; and

NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions contained in the Original Agreement, as amended as well as herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lincoln National, the Separate Account and AFD hereby agree as follows:

A.   SECTION 18.    Section 18 of the Original Agreement is hereby replaced and
Section 5 of the Original Agreement is hereby modified by the "Non-Exclusivity Provisions" set forth below. All other terms and conditions of the Original Agreement as previously amended, are hereby ratified and confirmed with respect to the Policies.

NON-EXCLUSIVITY PROVISIONS. AFD may act as principal underwriter, sponsor, distributor or dealer for issuers other than Lincoln National or its affiliates in connection with mutual funds or insurance products. American Variable Insurance Series (the "Series") may be sold to fund insurance contracts and policies, including those other than the Policies, of issuers other than Lincoln National or its affiliates or to other shareholders in accordance with Internal Revenue Code Section 817(h) and the regulations thereunder. Lincoln National may issue through any broker-dealer any insurance contracts and policies; however, Lincoln National will not enter into any agreement with any other organization for the purpose of distributing the Policies. The foregoing is subject to the covenants and conditions set forth below:

     1.   APPOINTMENT FEES.  The Original Agreement in the last sentence of
          Section 5 provides that AFD will be responsible for all state insurance appointing fees and associated insurance license renewal fees incurred to enable members to sell the Policies ("appointment fees"). This sentence in Section 5 is hereby eliminated and it is agreed that Lincoln National will be responsible for any and all appointment fees as of September 1, 1997. Lincoln National will also assume the responsibility for deciding whether to pay appointment fees with respect to "non-producers." In the event Lincoln National determines to stop paying the appointment fees for any non-producer, AFD shall be given the option to pay such fees.


     2. LINCOLN FINANCIAL ADVISORS ("LFA"). The Schedule of Commissions to Dealers and Remuneration to AFD effective as of April 1, 1996 is hereby amended to provide that sales through LFA (referred to in Schedule A - III by its predecessor company's name Lincoln National Sales Corporation or "LNSC") shall be at full reallowance to AFD and subject to standard Selling Group Agreement terms and conditions including remuneration for all new sales. This item will be implemented on January 1, 1998.

     3. BEST DEAL PROVISION. Lincoln National shall make available to AFD for distribution through an AFD-formed selling group, at AFD's option, any variable contract type or variable contract or policy feature issued by Lincoln National through broker-dealers on the same terms and conditions. Lincoln National shall make available to AFD any proposed variable contract or policy type to be issued through broker-dealers prior to introduction. AFD shall use its best efforts to provide wholesaler support for American Legacy Variable Life and successor policies as long as the Original Agreement, as amended, or similar agreement is in effect that is at least comparable to the level of support provided by AFD for non-Lincoln policies.

     AFD will recommend to the Series' Board of Trustees that Lincoln National may use at its option any fund of the Series in any of its contracts or policies.

     4. 1035 EXCHANGES. Lincoln National and AFD each agree not to seek or encourage exchanges between the Policies and either any non-Lincoln National policy or other Lincoln National policy. Both parties will give their respective "best efforts" to discourage such exchanges. The payment of compensation in connection with such an exchange will not be a violation of this agreement; however, either Party may, if necessary, cause commissions not to be paid on exchanges of this type that do occur.

B. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which when so executed, shall be deemed to be an original, but such counterparts taken together shall constitute but one and the same contract.

IN WITNESS WHEREOF, the undersigned parties have caused the Amendment to be duly executed and attested as follows:

                                        The Lincoln National Life Insurance
                                        Company for itself and Lincoln National
                                        Flexible Premium Variable Life Account J


Attest:                                 By:
       --------------------------          ------------------------------


                                        American Funds Distributors, Inc.


Attest:                                 By:
       --------------------------          ------------------------------